As filed with the Securities and Exchange Commission on June 4, 1999

                                                      Registration No. 333-77137

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                            THE HAIN FOOD GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                 22-3240619
(State or other jurisdiction of                  (I.R.S. Employer
Incorporation or organization)                Identification Number)

                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553
                                 (516) 237-6200
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                 Irwin D. Simon
                      President and Chief Executive Officer
                            The Hain Food Group, Inc.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553
                                 (516) 237-6200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   copies to:
      Roger Meltzer, Esq.                         Kenneth W. Miller, Esq.
    Cahill Gordon & Reindel                        Walter Weinberg, Esq.
        80 Pine Street                             Katten Muchin & Zavis
   New York, New York 10005                 525 West Monroe Street, Suite 1600
        (212) 701-3000                               Chicago, IL 60661
                                                      (312) 902-5200
                         ------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered to on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

===============================================================================

The information in this prospectus is not complete and maybe changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commision is effective. This prospectus is not an offer to sell these securiites and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.





                    SUBJECT TO COMPLETION, DATED JUNE 4, 1999



PROSPECTUS


                            THE HAIN FOOD GROUP, INC.
                                  Common Stock

                                -----------------


     The selling stockholders identified in this prospectus are offering for resale under this prospectus shares of our common stock to be issued upon conversion of our 7% subordinated convertible notes due 2004.

     These shares may be offered from time to time by the selling stockholders through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.


     The exact number of shares to be issued upon conversion of the notes will depend upon the average market price of our common stock during the ten trading days prior to any conversion of the notes. See "Terms of the Offering."

     Our common stock is listed on the Nasdaq National Market under the symbol "HAIN." On June 1, 1999, the last reported sales price of our common stock on the Nasdaq National Market was $20.00 per share.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------

                    Prospectus dated                 , 1999

                               ------------------

                                TABLE OF CONTENTS

                                                     Page                                                                Page


PROSPECTUS SUMMARY..................................... 2          SELLING STOCKHOLDERS   ............................... 13
RISK FACTORS........................................... 5          PLAN OF DISTRIBUTION.................................. 15
FORWARD-LOOKING STATEMENTS.............................10          DESCRIPTION OF CAPITAL STOCK.......................... 16
USE OF PROCEEDS....................................... 11          LEGAL MATTERS......................................... 18
DETERMINATION OF OFFERING PRICE....................... 11          EXPERTS............................................... 18
PRICE RANGE OF COMMON STOCK AND                                    WHERE YOU CAN FIND MORE
   DIVIDEND POLICY.................................... 12             INFORMATION ....................................... 20




                                -----------------


     You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus may be accurate only on the date of this prospectus. We will file a post-effective amendment to our registration statement of which this prospectus is a part in the event there is a material change in our business, results of operations or financial condition.

                               PROSPECTUS SUMMARY

     To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the information incorporated by reference in this prospectus.

                            The Hain Food Group, Inc.


     We market, distribute and sell natural and specialty food products under brand names which we sell as "better for you" products. Our product categories encompass natural and organic foods, medically directed foods, weight management and portion control foods, snack foods and kosher foods. We sell our products primarily to specialty and natural food distributors , and we market our products nationally to supermarkets, natural food stores, and other retail classes of trade.


     Since our formation in 1993, we have completed a number of acquisitions of companies and brands. On May 18, 1999, we completed the acquisition of privately-held Natural Nutrition Group, Inc. and its subsidiaries, or NNG, a manufacturer and marketer of premium natural and organic food products sold under the Health Valley(R), Breadshop's(R) and Casbah(R) brands. Under the terms of the NNG merger agreement, the purchase price consists of $70 million in cash and a $10 million convertible note.

     In connection with our acquisition of NNG, we entered into a new $160 million senior secured loan facility with our senior lenders, which provides for a $30 million revolving credit facility and $130 million of term loans. This facility will be used to finance the acquisition of NNG, refinance our existing indebtedness and provide for ongoing working capital needs.

     In July 1998, we acquired:

o    Arrowhead Mills, Inc., a natural foods company;

o    Dana Alexander, Inc., the maker of Terra Chips natural vegetable chips;

o    Garden of Eatin', Inc., a natural snack products company; and

o    DeBoles Nutritional Foods, Inc., a natural pasta products company.

     Our other principal acquisitions and agreements include:

o Earth's Best(R)natural baby foods products, which we sell under a license from H.J. Heinz Company granted April 1, 1999;

o Nile Spice(R)Soups, which we acquired from a subsidiary of The Quaker Oats Company in December 1998;


o Westbrae Natural, Inc., through which we sell natural foods under the Westbrae(R), Westsoy(R), Little Bear Organic Foods(R) and Bearitos(R) labels, acquired in October 1997;

o    Boston Better Snacks, a snack foods producer, acquired in May 1997;

o Weight Watchers(R)dry and refrigerated products, which we sell under a license from H.J. Heinz Company granted in March 1997;

o The Estee Corporation, a maker of sugar-free, medically directed food products under the Estee(R)brand, acquired in November 1995;

o Hain Pure Food Co., Inc., a natural food product company, including Hollywood Foods, a maker of cooking oils, condiments and vegetable juice under the Hollywood(R) brand, acquired in April 1994; and

o    Kineret Foods Corporation, a kosher foods company, acquired in November
     1993.


     As a leading natural and organic food company, we sell a full line of products under our Hain Pure Foods(R), Westbrae(R), Westsoy(R), Little Bear Organic Foods(R), Bearitos(R), Arrowhead Mills(R), Terra(R), DeBoles(R), Garden of Eatin(R), Farm Foods(R) and Harry's Premium Snacks(R) brands. Our specialty food products also include frozen kosher food products produced under our Kineret(R) and Kosherific(R) brands, regular and reduced fat snack products produced under our Boston Better Snacks brand and dry milk products produced under our Alba(R) brand.

     We acquired these brands over the past five years and seek to grow through internal expansion, as well as the acquisition of complementary brands.


     Our mission is to be the leading marketer and seller of specialty food products, with a strong commitment to total quality management in all departments. We intend to increase sales and improve operating results by investing in product development and building brand equity. Key elements of our business strategy are:


o    continue growth through mergers and acquisitions;
o    invest in brands and consumer awareness;
o    outsource manufacturing;
o    reduce expenses; and
o    develop export opportunities.

     Currently, we manufacture our Arrowhead Mills(R) product line in our Hereford, Texas facility, our DeBoles(R) product line in our Shreveport, Louisiana facility, our Nile Spice(R) product line in our Fife, Washington facility, our Terra(R) product line in our Brooklyn, New York facility and our newly acquired Health Valley(R), Breadshop's(R) and Casbah(R) product lines in our Irwindale, California facility. We use independent food processors, or co-packers, to produce and manufacture our other significant product lines, using proprietary specifications which we control.

     Our executive offices are located at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553. Our telephone number is
(516) 237-6200.

                                  The Offering


     The selling stockholders acquired the notes in accordance with the NNG merger agreement. Upon conversion of the notes, the selling stockholders may offer for sale, by use of this prospectus, the shares of common stock issuable under such notes. See "Plan of Distribution."

     The number of shares of common stock that we will issue upon conversion of any note issued to a selling stockholder will be based upon the conversion price equal to the average of the closing prices of our common stock for the ten trading days prior to conversion. For illustrative purposes, the number of shares of common stock which we may issue upon conversion of all the notes at various conversion prices is set forth in the table below.

     The conversion of notes into shares of common stock is subject to a minimum conversion price of $22.00 per share until the date six months after the closing of the NNG acquisition, which occurred on May 18, 1999. Thereafter, the notes will be convertible at any time at the option of the holders of the notes at a conversion price determined as set forth above. We cannot state with certainty the number of shares of our common stock which we will issue upon any conversion, which is dependent upon a fluctuating market price of our common stock. The table provides a historical basis for an estimate of the number of shares of common stock which may be issued. Since January 1, 1999, the market price of our common stock obtained a high last closing price of $23.5625 on January 7, 1999 and a low last closing price of $15.125 on March 22, 1999. Although the historical record of stock prices is no assurance of future performance, we believe it creates a reasonable basis for a range of the possible number of shares which may be issued upon conversion of the notes.

                                                                                           Number of Shares of Common
                                                                                           Stock Issued
                                                                                           if all Notes were Fully
                                                                    Conversion Price       Converted

150% of number of shares
issuable at the lowest closing
price since January 1, 1999...............................             $10.08                        991,736

Lowest closing price since
January 1, 1999...........................................             $15.125                       661,157

Closing price on June 1, 1999.............................             $20.00                        500,000

First six months minimum
conversion price..........................................             $22.00                        454,545

Highest closing price since
January 1, 1999...........................................             $23.5625                      424,403

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors and the other information contained in this prospectus before purchasing any shares of our common stock.

Our Business Is Dependent Upon Our Ability To Successfully Integrate Our Acquisitions Into Our Existing Operations

     We cannot be certain that we can effectively integrate newly acquired businesses into our operations. Since our formation, we have acquired several companies. Our future success may be dependent upon our ability to effectively integrate these companies and brands, including our ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. We cannot be certain:

o as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of our integration of these companies and brands;


o that these acquisitions will enhance our competitive position and business prospects; or o that we will not experience difficulties with customers, personnel or other parties as a result of these acquisitions.


     In addition, we cannot be certain that we will be successful in:

o    integrating our distribution channels with those of the acquired companies;

o coordinating sales force activities of or in selling the products of the acquired companies to our customer base; or

o integrating the acquired companies into our management information systems or in integrating the acquired companies' products.


     Additionally, integrating our acquired businesses into our existing operations will require management resources and may divert our management from our day-to-day operations.


Our Acquisition Strategy Exposes Us To Risk


     We intend to continue to grow our business in part through the acquisition of new brands and businesses. Our acquisition strategy is based on identifying and acquiring businesses with products and/or brands that complement our existing product mix. We cannot be certain that we will be able to:

o    successfully identify suitable acquisition candidates;

o    negotiate identified acquisitions on terms acceptable to us; or

o    obtain necessary financing.


     We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. In addition, our credit facility with our lending banks contains restrictions that limit our ability to make acquisitions. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Consumer Preferences For Specialty Food Products Are Difficult To Predict And May Change


     A significant shift in consumer demand away from our products or our failure to maintain our current market position would have a material adverse effect on our business, results of operations and financial condition. While we continue to diversify our product offerings, we cannot be certain that demand for our products will continue at current levels or increase in the future.


     Our business is limited to natural and specialty food products in niche markets geared to consumer of natural foods, medically-directed and weight management food products, kosher foods and other specialty food items. We are subject to evolving consumer preferences for these products. Consumer trends change based on nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat. In addition, consumers trends change from organic to non-organic and from natural products to non-natural products. The natural foods market is a relatively new market, whose growth has come from dedicated natural food stores. These stores serve a limited number of potential consumers.


     In addition, we have other significant product categories, such as cooking oils and non-dairy beverages, which, if consumer demand for such categories were to decrease, could have a material adverse effect on our business, results of operations and financial condition.


The  Natural and Specialty Food Markets Are Highly Competitive


     We operate in highly competitive geographic and product markets, and some of our markets are dominated by competitors with greater resources than ours. We cannot be certain that we can successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. Larger competitors also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with our products. There can be no assurance that we will achieve the market penetration that we seek in order to implement our business strategy. We cannot be certain that competitors will not introduce other products in the future that compete with our products or that such competitive products will not have an adverse effect on our business, results of operations and financial condition.


 We Are Dependent Upon The Services Of Our Chief Executive Officer

     We are highly dependent upon the services of Irwin D. Simon, our President and Chief Executive Officer. The loss of the services of Mr. Simon could have a material adverse effect on our business, results of operations and financial condition.


We Rely On Independent Distributors And Brokers For A Substantial Portion Of Our Sales


     We rely upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. The loss of, or business disruption at, one or more of these distributors or brokers may have a material adverse effect on our business, results of operations and financial condition. If we were required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Two distributors, United Natural Foods and Tree of Life, accounted for approximately 23% and 14%, respectively, of our pro forma calendar year 1998 sales, determined prior to our acquisition of Natural Nutrition Group. Our inability to enter into satisfactory brokerage agreements may inhibit our ability to implement our business plan or to establish markets necessary to develop our products successfully. The success of our business depends, in large part, upon the establishment of a strong distribution network. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days notice and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale.

We Rely On Independent Manufacturers And Co-Packers To Produce A Number Of Our Products


     Currently, we manufacture our Arrowhead Mills(R) product line in our Hereford, Texas facility, our DeBoles(R) product line in our Shreveport, Louisiana facility, our Nile Spice(R) product line in our Fife, Washington facility, our Terra(R) product line in our Brooklyn, New York facility and our newly acquired Health Valley(R), Breadshop's(R) and Casbah(R) product lines in our Irwindale, California facility. We produce and manufacture our other significant product lines using independent food processors, or co-packers. During the nine months ended March 31, 1999 and the twelve months ended June 30, 1998, on a pro forma basis as if all of our acquisitions had occurred on or prior to the beginning of that period, products manufactured in our facilities represented 35% and 21% of our sales, respectively, and products manufactured for us by co-packers represented 65% and 79% of our sales, respectively.

     In addition, we rely on suppliers of raw materials in the production of our product lines. We presently obtain all of our requirements for rice cakes from two co-packers, all of our non-dairy products from two co-packers, one of which is under contract, principally all of our tortilla chips from two suppliers, one of which is under contract, all of our Hollywood(R) cooking oils from one co-packer, which is under contract, all of our requirements for Terra's Yukon Gold line from one supplier, which is under contract, and the requirements for our canned soups from one supplier. H.J. Heinz manufactures the Earth's Best baby food products for us under contract. Boston Better Snacks products are manufactured principally by three co-packers. The loss of one or more manufacturers, co-packers or suppliers, or our failure to retain manufacturers, co-packers and suppliers for newly acquired products or brands, could have a material adverse effect on our business, results of operations and financial condition until such time as an alternate source of supply could be secured, which may be on less favorable terms. Failure to obtain in a timely manner and on comparable terms other suppliers if a present supplier terminated its relationship with us could have a material adverse effect on our business, results of operations and financial condition.


Inability To Use Our Trademarks Could Have A Material Adverse Effect On Our Business

     Our inability to use our trademarks could have a material adverse effect on our business, results of operations and financial condition. We own the trademarks for our principal products, including for the Arrowhead Mills(R), Bearitos(R), Breadshop's(R), Casbah(R), DeBoles(R), Estee(R), Garden of Eatin'(R), Hain Pure Foods(R), Health Valley(R), Kineret(R), Little Bear Organic Foods(R), Nile Spice(R),

Terra(R), Westbrae(R), and Westsoy(R) brands. We believe that such trademarks are important to the marketing of our products. In addition, in connection with our licensing agreements, we have the right to use the Weight Watchers(R) and Earth's Best(R) trademarks.

Our Products  Must Comply With Government Regulation

     We cannot be certain that we or our manufacturers, distributors and co-packers will be able to comply with the various federal, state and local laws and regulations governing production, sale, safety, advertising, labeling and ingredients to which our natural or specialty food products are subject . For example, the manufacturing, processing, formulating, packaging, labeling and advertising of our products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission and the USDA. Our activities are also regulated by various state agencies, localities and foreign countries in which our products are sold. In addition, we can not be certain that new governmental laws and regulations will not be introduced which could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products . Our inability to comply with existing or future government regulations could have a material adverse effect on our business, results of operations and financial condition.

 Product Recalls Could Have A Material Adverse Effect On Our Business


     If any of our products are recalled due to a product defect or for any other reason, our business, results of operations or financial condition could be materially adversely effected.


Product Liability Suits, If Brought, Could Have A Material Adverse Effect On Our Business


     If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could have a material adverse effect on our business, results of operations and financial condition. There is no assurance that such coverage will be sufficient to insure against claims which may be brought against us, or that we will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food products, we are subject to the risk of claims for product liability. We maintain product liability insurance and generally require that our co-packers maintain product liability insurance with us as a co-insured.


We Rely On Independent Certification For A Number Of Our Natural And Specialty Food Products

     We rely on independent certificates, such as certifications of our products as "organic" or "kosher", to differentiate our products in natural and specialty food categories. Our loss of any independent certifications could adversely affect our market position as a natural and specialty food company, which could have a material adverse effect on our business, results of operations and financial condition.

     We must comply with the requirements of independent organizations or certification authorities in order to label our product as certified. For example, we can lose our "organic" certification if a plant becomes contaminated with non-organic materials, or if not properly cleaned after a production run. In addition, all raw materials must be certified organic. Similarly, we can lose our "kosher" certification if a plant and raw materials do not meet the requirements of the appropriate kosher supervision organization, such as The Union of Orthodox Jewish Congregations, The Organized Kashruth Laboratories, "KOF-K" Kosher Supervision, Kosher Overseers Associated of America and Upper Midwest Kashruth. In addition, for our Estee products to carry the logo of the American Diabetes Association, or ADA, the packaging must meet the standards of the ADA.

Our Officers and Directors and an Unaffiliated Stockholder May Be Able To Control Our Actions

     Mr. Simon, our President and Chief Executive Officer, together with the other officers and directors of Hain beneficially owns an aggregate of approximately 15.7% of our common stock, as determined prior to the acquisition of Natural Nutrition Group. Accordingly, our officers and directors will be in a position to influence the election of our directors and otherwise influence stockholder action. In addition, according to a Schedule 13D amendment filed with the Commission dated May 17, 1999, an unaffiliated holder of our common stock, and its affiliates, beneficially own, prior to this offering, an aggregate of up to 24.75% of our outstanding common stock.

 Our Ability To Issue Preferred Stock  May Deter Takeover Attempts

     Our board of directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the relative voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control. Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Although we have no present intention to issue any shares of our preferred stock, we may do so in the future under appropriate circumstances. See "Description of Capital Stock."


We Do Not Pay Dividends

     We have not paid any dividends on our common stock to date and do not anticipate declaring or paying any dividends in the foreseeable future. Our ability to pay dividends is currently restricted by our credit facility with our lending banks. See "Price Range of Common Stock and Dividend Policy."


Our Computer Systems, And Those Of Others On Whom We Rely, May Not Achieve Year 2000 Readiness

     The consumer affairs and payroll timekeeping systems of our recently acquired businesses are not Year 2000 compliant. We cannot be certain that Year 2000 issues will not have a material adverse impact on our business, results of operations or financial condition. We plan to integrate or re-place the computer functions of such businesses into our Year 2000 compliant systems no later than December 31, 1999.

     We have initiated formal communications with all of our significant suppliers and large customers to determine the extent to which our interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. We cannot be certain that the systems of other companies on which our systems rely will be timely converted and would not have an adverse effect on our systems.

This Offering May Adversely Effect  The Market Price Of  Our Common Stock

     Under the NNG merger agreement, we issued convertible notes to the selling stockholders as part of the merger consideration. Subject to limited restrictions, the selling stockholders may convert the notes into shares of common stock at a conversion price equal to the average closing price of the common stock for the ten trading days immediately preceding the date the notes are presented for conversion. The NNG merger agreement does not provide a limit on the number of shares of our common stock that are issuable upon conversion of the notes.


     Under the foregoing conversion formula for the notes, the number of shares of common stock issuable upon conversion will increase if the market price of the common stock decreases. We cannot determine accurately the number of shares which may be issued to the holders of the Notes as such number is based upon the market price of the common stock prior to the conversion date. If the maximum number of shares of our common stock provided for in this prospectus, or 991,736 shares, were to be issued upon conversion, such shares would represent 6.6% of our common stock outstanding following their issuance.

     To the extent the selling stockholders convert a portion of the notes and then sell the shares of common stock received upon conversion, the market price of the common stock may decrease even further due to the additional shares in the market which would allow the selling stockholders to convert other portions of the notes into greater amounts of common stock and further depress the price of the common stock.

     Sales in the public market of substantial amounts of common stock, including sales of shares issued upon conversion of the notes or the perception that such sales could occur, could depress prevailing market prices for the common stock. The existence of the notes and any other options, may prove to be a hindrance to future equity financing by us. Further, the holders of such options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements regarding our future financial condition and results of operations and our business operations. These statements involve risks, uncertainties and assumptions, including industry and economic conditions and customer actions and the other factors discussed in this prospectus, including under the caption "Risk Factors," and in our filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The words "expect," "estimate," "anticipate," "predict" and similar expressions are intended to identify forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. All of the proceeds from the sale of shares of common stock by the selling stockholders will be received by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

     The common stock offered by this prospectus may be offered for sale by the selling stockholders from time to time in transactions on the over-the-counter market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See "Plan of Distribution."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the Nasdaq National Market under the symbol "HAIN." The following table sets forth, for the fiscal periods indicated, the high and low closing prices per share of our common stock on the Nasdaq National Market.


                                                          Price
  Period                                                   High        Low

  Year Ended June 30, 1997
       First quarter................................  $4             $3 1/16
       Second quarter...............................  4              3 1/4
       Third quarter................................  5 3/4          3 3/8
       Fourth quarter...............................  5 5/16         4 1/8

  Year Ended June 30, 1998
       First quarter................................$11 15/16      $4 27/32
       Second quarter...............................  12 3/4         8 5/8
       Third quarter................................  19 13/16       9 1/16
       Fourth quarter...............................  27 1/4         17 11/16

  Year Ending June 30, 1999
       First quarter................................ $27 3/4        $14 7/8
       Second quarter ..............................  25             12 1/8
       Third quarter................................  23 9/16        15 1/8

       Fourth quarter  (through  June 1, 1999)......  20 11/16       16 1/6



     On June 1, 1999 the closing price of the common stock on the Nasdaq National Market was $20.00 per share.


     We have not paid any dividends on our common stock to date. We intend to retain all future earnings for use in the development of our business and do not anticipate declaring or paying any dividends in the foreseeable future. The payment of all dividends will be at the discretion of our board of directors and will depend on, among other things, future earnings, operations, capital requirements, contractual restrictions, our general financial condition and general business conditions. Our ability to pay dividends is currently restricted by our credit facility with our senior lenders.

                              SELLING STOCKHOLDERS


         The selling stockholders are the holders of the 7% convertible notes due 2004 issued under the NNG merger agreement. For more information about the notes, see "Description of Capital Stock--Notes". The shares are obtainable upon conversion of the notes. The following table sets forth information regarding ownership of the shares of common stock issuable upon conversion of the notes.


                                                         Shares of Common Stock Registered for Resale

                                             Conversion       Percent of Shares     Conversion Price of    Percent of Shares
                                              Price of           Beneficially         150% of Shares          Beneficially
                                               $22.00               Owned           Issuable at Lowest           Owned
                                                                                    1999 Closing Price


Chance Bahadur                                   343                 *                      749                   *
Diane Beardsley                                3,639                 *                    7,939                   *
John Calfas                                    8,182                 *                   17,852                   *
Frontenac VI Limited Partnership             213,394                1.5%               465,587                  3.2%
Timothy J. Healy                                 343                 *                      749                   *
George J. Mateljan, Jr.                       23,283                 *                   50,798                   *
Mark Smith                                       343                 *                      749                  *
Wasserstein Perella & Co.                      1,552                 *                    3,387                   *
State of Wisconsin Investment Board          179,178                1.3%                390,935                  2.7%
William R. Voss                               24,288                 *                   52,992                   *


-----------------------

*  Less than 1%.


     The selling stockholders are deemed to beneficially own the shares of common stock into which the notes held by them are convertible. As discussed in greater detail under "Prospectus Summary -- The Offering" in this prospectus, the number of shares of common stock which may be issued upon the conversion of the notes is dependent upon the market price of our stock on the ten trading days prior to the conversion of each note. The number of shares listed in the table above is the total of the estimated shares which may be acquired by the selling stockholders upon conversion of the notes and which are being registered under the Form S-3 registration statement, of which this prospectus is a part, assuming:

o conversion by all the selling stockholders at a conversion price of $22.00 per share; and

o conversion of the notes by the selling stockholders into the number of shares of common stock equal to 150% of the number of shares issuable based on the lowest closing price of our common stock since January 1, 1999 of $15.125.

     The information set forth above may have no relationship to the market price of our stock at the conversion dates of any of the notes.

     Total shares of common stock outstanding for the purpose of the calculation of percentage of beneficial ownership consists of 13,970,790 shares of our common stock outstanding as of April 16, 1999 plus, for each selling stockholder, the number of shares into which that selling stockholders notes are convertible, but does not include shares of common stock issuable to the other selling stockholders or upon exercise of warrants or outstanding stock options that may be granted under our stock options plans.


     The selling stockholders have represented to us that they will acquire the notes for their own account for investment only and not with a view towards the public sale or distribution thereof, except for sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the selling stockholders, even though purchasing the notes for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling stockholders to file with the Commission under the Securities Act the registration statement with respect to the sale of the shares from time to time in transactions in the over-the-counter market, in privately negotiated transactions, or through a combination of these methods of sale, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders. In the event the registration of additional shares is necessary, we will prepare and file such additional registration statements as may be necessary to allow the selling stockholders to sell all of the shares.

                              PLAN OF DISTRIBUTION

     All of the shares offered hereby may be sold from time to time by the selling stockholders or by their registered assigns. The shares offered hereby may be sold by one or more of the following methods:


o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account under this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o    privately negotiated transactions; and

o face-to-face transactions between sellers and purchasers without a broker-dealer.


     Any of the selling stockholders may be deemed to be a statutory underwriter under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.


     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated by the selling stockholders. The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders, including, in connection with the distribution of the common stock by such broker-dealers. The selling stockholders may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.


     The selling stockholders may also sell shares in accordance with Rule 144 under the Securities Act, if Rule 144 is then available.


     In order to comply with the securities laws of some states, if applicable, the shares will be sold in that state only through registered or licensed broker-dealers.

     We will pay all of the expenses incident to the filing of this registration statement, estimated to be $100,000. These expenses include legal and accounting fees in connection with the preparation of the registration statement of which this prospectus is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of some states, if any, registration and filing fees and other expenses. The selling stockholders will pay all other expenses incident to the offering and sale of the shares to the public, including commissions and discounts of underwriters, brokers, dealers or agents, if any. We have agreed to keep the registration of the shares offered hereby effective until the earlier of the date when all of the shares offered by the selling stockholders have been sold or two years from the date the merger is consummated. In the event we fail to keep a registration statement effective, interest on the notes will temporarily increase.


                          DESCRIPTION OF CAPITAL STOCK

General

     As of April 16, 1999, our authorized capital stock is 40,000,000 shares of common stock, $.0l par value per share, of which 13,970,790 shares are outstanding, and 5,000,000 shares of preferred stock, $.0l par value per share, none of which had been issued.

     The following description is qualified in all respects by reference to our certificate of incorporation and the bylaws.

Common Stock

     Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     We are authorized by our certificate of incorporation to issue a maximum of 5,000,000 shares of preferred stock, in one or more series and containing such rights, privileges and limitations including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our board of directors may, from time to time, determine.


     The issuance of shares of preferred stock at the discretion of our board of directors could decrease the amount of earnings and assets available for distribution to holders of common stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying or preventing us from being subject to a change in control. We are not required by the Delaware General Corporation Law, or the DGCL, to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

Warrants

     As of April 16, 1999, warrants to purchase an aggregate of 822,717 shares of common stock were outstanding. Each warrant entitles the holder to purchase one share of common stock, subject to anti-dilution adjustments, at an exercise price ranging from $3.25 to $12.69 per share. The warrants have expiration dates ranging from January 27, 2000 to October 14, 2004.

Notes


         The 7% convertible subordinated notes, are convertible at any time after our consummation of the acquisition of Natural Nutrition Group, Inc. The conversion price for the notes is the average closing price of the common stock for the ten trading days prior to the date on which the notes are presented for conversion. The conversion of the notes into shares is subject to a minimum conversion price of $22.00 per share until the date which is six months after the closing of the acquisition of Natural Nutrition Group.


     The notes contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. The holder of the notes will not possess any rights as a stockholder of us until such holder converts the notes.

Certificate of Incorporation and Bylaws


     Under the DGCL, the power to adopt, amend and repeal bylaws is conferred solely upon the stockholders unless the corporation's certificate of incorporation also confers such power upon the board of directors. Under our certificate of incorporation, our board of directors is granted the power to amend our bylaws. Our bylaws provide that each director has one vote on each matter for which directors are entitled to vote. Our certificate of incorporation and/or bylaws also provide that:

     o from time to time, by resolution, our board of directors has the power to change the number of directors;

     o the directors will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified; and


     o special meetings of stockholders may only be called by our board of directors or our officers.

These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult or discouraging unsolicited third parties from an acquisition of us deemed undesirable by our board of directors. Our board of directors currently has seven members and one vacancy.

Section 203 of the Delaware Law


     Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of us, which could have the effect of discouraging bids and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.


Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

                                  LEGAL MATTERS


         Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for Hain by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.


                                     EXPERTS


     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998, as set forth in their report . We've included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Westbrae Natural, Inc. (formerly Vestro Natural Foods, Inc.) incorporated in this prospectus by reference to the annual report on 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of: (1) AMI Operating, Inc. incorporated in this prospectus by reference for the fiscal year ended July 31, 1997 and as of July 31, 1997; (2) Dana Alexander, Inc. incorporated in this prospectus by reference for the period from January 1, 1997 through July 31, 1997 and as of July 31, 1997; and (3) Garden of Eatin', Inc. incorporated in this prospectus by reference for the period from January 1, 1997 through December 23, 1997 and as of December 23, 1997 have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their reports thereon incorporated in this prospectus by reference . Such financial statements are incorporated in this prospectus by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of AMI Operating, Inc. incorporated in this prospectus by reference for the fiscal years ended July 31, 1996 and 1995 and the balance sheet as of July 31, 1996 have been audited by McGinty & Associates, independent auditors, as set forth in their report thereon incorporated in this prospectus by reference. Such financial statements are incorporated in this prospectus by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Dana Alexander, Inc. incorporated in this prospectus by reference for the years ended December 31, 1996 and 1995 and the balance sheet as of December 31, 1996 have been audited by Katz & Bloom, LLC, independent auditors, as set forth in their report incorporated in this prospectus by reference. Such financial statements are incorporated in this prospectus by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Natural Nutrition Group, Inc. (formerly known as Intrepid Holdings, Inc.) for the years ended December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference from the current report on Amendment No. 2 to Form 8-K dated June 4, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon such report as given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Commission by addressing written requests to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the Commission, Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as us that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


     This prospectus is part of a registration statement on Form S-3 we filed with the Commission to register the shares that the selling stockholders will sell in this offering. This prospectus does not include all of the information contained in the registration statement. For further information about us and the securities offered in this prospectus, you should review the registration statement and the information incorporated by reference in the registration statement and this prospectus. You can inspect or copy the registration statement, at prescribed rates, at the Commission's public reference facilities at the address listed above.


     The Commission allows us to "incorporate by reference" information into the prospectus, which means that we can disclose important information to you by referring you to those documents filed separately with the Commission. The information incorporated by reference is considered part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below that we previously filed with the Commission. These documents contain important information about us and our finances:


          (1) The description of our common stock contained in our registration statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description;


          (2) Westbrae's annual report on Form 10-K filed with the Commission (under Westbrae's prior name of "Vestro Natural Foods, Inc.") for the fiscal year ended December 31, 1996;

          (3) Westbrae's quarterly reports on Form 10-Q filed with the Commission (under Westbrae's prior name of Vestro Natural Foods, Inc.) for the three month periods ended March 31, 1997 and June 30, 1997;

          (4) Our annual report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1998;

          (5) Our quarterly reports on Form 10-Q filed with the Commission for the three month periods ended September 30, 1998 , December 31, 1998, as amended on Form 10-Q/A on June 3, 1999, and March 31, 1999, as amended on Form 10-Q/A on June 3, 1999; and


          (6) Our current reports on Form 8-K dated October 28, 1997, July 14, 1998, as amended onForm 8-K/A dated July 23, 1998, April 6, 1999 and April 27, 1999, as amended on Forms 8-K/A dated June 1, 1999 and June 4, 1999.


        We also incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the completion of the offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Upon request, we will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to the President, The Hain Food Group, Inc., 50 Charles Lindbergh Boulevard, Uniondale, New York, 11553, (516) 237-6200.

===============================================================================





                         The Hain Food Group, Inc.


                                  Common Stock


                                _______________

                                   PROSPECTUS

                                ________________





                                     , 1999











===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of common stock being registered (all amounts are estimated except the SEC registration fee and the Nasdaq National Market listing fee). We will bear all expenses incurred in connection with the sale of the common stock being registered hereby, and the selling stockholders will not bear any portion of such expenses other than underwriters' commissions and discounts relating to the shares to be sold by each selling stockholders and certain "blue sky" filing, registration and qualification fees, as provided in such agreement.



SEC Registration Fee...................................      $  4,980
Nasdaq National Market Listing Fee.....................        17,500
Legal Fees and Expenses................................        50,000
Accounting Fees and Expenses...........................        60,000
Miscellaneous..........................................         7,520
                                                           ----------

         Total.........................................      $140,000
                                                           ==========

 Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Article Tenth of the certificate of incorporation of the registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such elimination of the personal liability of a director of the registrant does not apply to (a) any breach of the director's duty of loyalty to the registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) actions prohibited under Section 174 of the Delaware General Corporation Law (the "DGCL") (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchase or redemption of stock, unlawful distribution of assets of the Issuer to the stockholders without the prior payment or discharge of the registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (d) any transaction from which the director derived an improper personal benefit.

     Section 145 of the DCGL provides, in summary, that directors and officers of Delaware corporations such as the registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. In addition, Article Eleventh of the registrant's certificate of incorporation and Article VI of the registrant's by-laws provide for the registrant to indemnify its corporate personnel, directors and officers to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

Item 16.      EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:


Exhibit No.                         Description

2.1 Agreement and Plan of Merger dated April 6, 1999 by and among Hain Acquisition Corp., The Hain Food Group, Inc. and National Nutrition Group, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K dated April 27, 1999 (the "Hain 8-K")).

4.1 Form of Convertible Note (Incorporated by reference to Exhibit 4.1 to the Hain 8-K).


5 Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.


23.1 Consent of Ernst & Young LLP, Independent Auditors.

23.2 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.3 Consent of McGladrey & Pullen, LLP, Independent Auditors.

23.4 Consent of McGinty & Associates, Independent Auditors.

23.5 Consent of Katz & Bloom, LLC, Independent Auditors.

23.6 Consent of Deloitte & Touche LLP, Independent Auditors.


23.7 Consent of Cahill Gordon & Reindel (included in Exhibit 5).

24* Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf ofcertain directors of Registrant.


---------------------

*       Previously filed .

Item 17.      UNDERTAKINGS.

     (A) The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

               (b) To reflect in the prospectus any acts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and


     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or con-trolling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes that:


          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on this 4th day of June, 1999.


                            THE HAIN FOOD GROUP, INC.


                            By:   /s/ Irwin D. Simon
                                 ----------------------------------------
                                 Name:  Irwin D. Simon
                                 Title:  President and Chief Executive Officer

                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


 /s/ Andrew R. Heyer*                 Chairman of the Board of Directors                 June 4th, 1999
 ---------------------
    Andrew R. Heyer

 /s/ Irwin D. Simon                  President, Chief Executive                         June 4th, 1999
  -------------------                 Officer and Director
     Irwin D. Simon

  /s/ Gary M. Jacobs*                 Chief Financial Officer, Treasurer and             June 4th, 1999
  --------------------                Secretary (Principal Financial Officer)
     Gary M. Jacobs

-----------------------               Director                                           June 4th, 1999
    Beth L. Bronner

  /s/ Willam J. Fox*                  Director                                           June 4th, 1999
  -------------------
     William J. Fox

----------------------                Director                                           June 4th, 1999
     Jack Futterman

  /s/ James S. Gold*                  Director                                           June 4th, 1999
  -------------------
     James S. Gold

 /s/ Kenneth J. Daley*                Director                                           June 4th, 1999
 ----------------------
    Kenneth J. Daley


*By: /s/ Irwin D. Simon
     -----------------------
     Irwin D. Simon
     Attorney-in-Fact



                                INDEX TO EXHIBITS

Exhibit                      Description

2.1 Agreement and Plan of Merger dated April 6, 1999 by and among Hain Acquisition Corp., The Hain Food Group, Inc. and National Nutrition Group, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K dated April 27, 1999 (the "Hain 8-K")).


4.1 Form of Convertible Note (Incorporated by reference to Exhibit 4.1 to the Hain 8-K).

5 Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.



23.1 Consent of Ernst & Young LLP, Independent Auditors.

23.2 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.3 Consent of McGladrey & Pullen, LLP, Independent Auditors.

23.4 Consent of McGinty & Associates, Independent Auditors.

23.5 Consent of Katz & Bloom, LLC, Independent Auditors.

23.6 Consent of Deloitte & Touche LLP, Independent Auditors.

23.7 Consent of Cahill Gordon & Reindel (included in Exhibit 5).

24* Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

--------------------

*    Previously filed.





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